UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

Juniper Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34501	77-0422528
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1133 Innovation Way

Sunnyvale, California, 94089

(Address of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Registrant’s telephone number: (408) 745-2000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	JNPR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on January 9, 2024, Juniper Networks, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Compensatory Arrangements of Certain Officers

In connection with certain consequences of the Merger, certain employees of the Company (including the named executive officers and other executive officers) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G” and the “Code”, respectively). To mitigate the potential impact of Section 280G and Section 4999 of the Code on the Company and its named executive officers, among others, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) on December 16, 2024, approved the acceleration into December 2024 of the vesting and payments of certain bonus and/or equity awards, as applicable, that otherwise would have been payable to Robert Mobassaly (the “Executive”) and other employees of the Company on or after January 1, 2025, as described further below, subject to execution by the Executive of an Acceleration and Clawback Agreement (“Acceleration and Clawback Agreement”). These actions are intended to benefit the Company by preserving compensation-related corporate income tax deductions for the Company that otherwise might be disallowed through the operation of Section 280G and to mitigate or eliminate the amount of excise tax that may be payable by the Executive pursuant to Section 4999 of the Code in connection with Section 280G in certain circumstances.

In approving the accelerated vesting and payments of certain bonus and/or equity awards, the Compensation Committee considered, among other things, the projected value of the compensation-related corporate income tax deductions that otherwise might be lost as a result of the effect of Section 280G and the benefits to the Company of reducing the potential tax burden on the Executive.

The approved accelerated vesting and payments took the following forms: (a) payment in 2024 of cash incentive compensation that would otherwise be payable in the ordinary course of business in 2025 (the “Accelerated Cash Bonus”) and (b) accelerated vesting and settlement in 2024 of certain outstanding time-based restricted stock units and performance stock units held by the Executive that would have otherwise vested and settled in accordance with their terms after 2024 (collectively, the “Accelerated RSUs” and together with the Accelerated Cash Bonus, the “Accelerated Amounts”). All Accelerated Amounts will be subject to applicable tax withholdings and are subject to the terms and conditions of the Acceleration and Clawback Agreement.

Specifically, the Compensation Committee approved for the Executive the following accelerated vesting and payments: (a) an Accelerated Cash Bonus in the amount of $243,000 and (b) 80,785 Accelerated RSUs.

In connection with the accelerated vesting and payments described above, on December 16, 2024, the Executive executed an Acceleration and Clawback Agreement. The Acceleration and Clawback Agreement provides that the Executive’s accelerated payments are subject to certain repayment conditions, as described below.

Specifically, if the Executive voluntarily terminates his employment with the Company other than for “good reason” or his employment is terminated for “cause” or “disability” (as such terms are defined in the Acceleration and Clawback Agreement) prior to the date on which the applicable payment would have been made but for the payment of the Accelerated Amounts, as applicable, and such termination otherwise would have resulted in forfeiture of any portion of the Accelerated Cash Bonus or Accelerated RSUs that constitute Accelerated Amounts, as applicable, then the Executive is required to repay to the Company the applicable Accelerated Cash Bonus and the number of shares underlying Accelerated RSUs in connection with the Accelerated Amounts or an after-tax cash payment in lieu of the shares.

If the Executive is required to make any of the foregoing repayments and fails to repay such amounts in a timely manner, the Executive will be required to reimburse the Company for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment.

The description of the Acceleration and Clawback Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Acceleration and Clawback Agreement, a copy of which is filed as Exhibit 10.1 herewith and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1†	Acceleration and Clawback Agreement by the Executive

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

†	Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2024

Juniper Networks, Inc.

By:	/s/ Kenneth B. Miller
Name:	Kenneth B. Miller
Title:	Executive Vice President and Chief Financial Officer